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                                                                      Exhibit 21

                          Subsidiaries of the Company
                          ---------------------------

Central Co-operative Bank              100% owned by the Company, Incorporated
                                       under the laws of the Commonwealth of
                                       Massachusetts.

Central Securities Corporation         100% owned by the Bank, Incorporated
                                       under the laws of the Commonwealth of
                                       Massachusetts.

Central Preferred Capital Corporation  100% of the common stock and 89% of the preferred stock owned by the Bank,
                                       Incorporated under the laws of the
                                       Commonwealth of Massachusetts.